EXHIBIT 99.1 - PRESS RELEASE DATED APRIL 21, 2005

THE STEAK N SHAKE COMPANY
ANNOUNCES STEVEN M. SCHMIDT’S ELECTION
TO THE COMPANY'S BOARD

INDIANAPOLIS, IN. April 21, 2005 /PRNewswire -- The Steak n Shake Company (NYSE:SNS) announced today that the Company’s Board of Directors has elected Steven M. Schmidt to serve on the Board. Mr. Schmidt currently serves as President and Chief Executive Officer of the $2 billion ACNielsen Company, and Executive Vice President of VNU Marketing Information. Prior to his present position, Mr. Schmidt served as President, Americas for VNU Marketing Information. Mr. Schmidt joined ACNielsen in 1995 as President, ACNielsen United States, and was later named President, North America. Prior to his positions with ACNielsen, Mr. Schmidt served as President of Pillsbury Foods' Canadian operations, Vice President of Pillsbury's Frozen Foods Division, and Vice President of Pillsbury's Business Development Department. He previously held positions with Pepsi-Cola and Procter & Gamble. A graduate of Purdue University, Mr. Schmidt is based in New York City.

"We are pleased to have a person with Steven Schmidt's broad marketing background join our Board." said Mr. Alan B. Gilman, Chairman of the Board. "Steve will make significant contributions to our business through the application of his substantial experience in marketing and management."

The Company also announced that Stephen Goldsmith has resigned as a member of the Company's Board in conjunction with his acceptance of a position with a private company. His resignation is effective today. "We are genuinely sorry to see Mr. Goldsmith leave Steak n Shake’s Board." said Mr. Gilman. "While we will miss his acute insights, we certainly support Mr. Goldsmith's acceptance of an opportunity to use his significant talents in what promises to be a challenging new position," he continued.

About Steak n Shake

Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous Steakburger TM sandwiches, thin ‘n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest’s order and served by friendly, well-trained associates. Steak n Shake restaurants feature full-service dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

    This press release contains various forward-looking statements that reflect management’s expectations or beliefs regarding future events. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, the outcome of the forward-looking statements could differ materially. A list of the factors that could cause actual results to differ materially from those expressed in the forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.